LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement") is made and entered into as of December 17, 2004, by and between RELIABILITY INCORPORATED, a Texas corporation ("Borrower") and BRIAR CAPITAL, L.P., a Texas limited partnership (the "Lender").

W I T N E S S E T H:

THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1. Terms of Mortgage Loan and Related Documents.

1.1 Term Note. Subject to the terms and conditions hereof, the Lender agrees to make a term loan to the Borrower in the original principal sum of One Million Dollars ($1,000,000.00), which shall be evidenced by the Term Note (herein so called) substantially in the form of Exhibit A attached hereto. Principal and accrued interest on the Term Note shall be due and payable on a basis of a two hundred forty (240) month amortization schedule of monthly installments of principal and interest. The Borrower shall commence making payments on the Term Note on February 1, 2005, with such payments continuing on the first (1st) day of each month thereafter until July 1, 2006, at which time, if the Term Note is not sooner paid or the Borrower does not otherwise elect to exercise its renewal option as set forth in Section 1.8 below, all unpaid principal and accrued interest shall be due and payable in full and this Note shall mature. The Borrower shall pay at the closing of the transactions contemplated hereby all interest from the date of the Term Note through December 31, 2004.

1.2 Revolving Credit Note. Subject to the terms and conditions hereof, the Lender agrees to make a revolving credit loan (the "Revolving Loan") in an amount that shall not exceed at any one time an aggregate principal amount outstanding of more than the following (herein referred to as the "Revolving Credit Limit"): (i) One Million Nine Hundred Thousand Dollars ($1,900,000.00), less (ii) the sum of twelve (12) months' of estimated real estate taxes and assessments on the real property located at 16400 Park Row, Houston, Texas, plus three (3) months' worth of insurance premiums for the insurance required by this Agreement. The obligation of the Borrower to repay the Revolving Loan shall be evidenced by the Revolving Credit Note (herein so called) substantially in the form of Exhibit B attached hereto. Borrower may request Advances under such Revolving Credit Note provided: (i) any Advances must be in increments of at least $150,000.00; and (ii) Borrower must be in compliance with all of the terms and conditions of the Loan Documents (as defined in this Agreement), including, without limitation, Section 2.2 of this Agreement. In no event shall Lender be obligated to make any Advances under such Revolving Loan to the Borrower on or after the Maturity Date (as defined in this Agreement) or while any Event of Default has occurred or is continuing. Notwithstanding the principal amount of the Revolving Credit Note as stated on the face thereof, the actual principal amount due from Borrower to Lender under the Revolving Credit Note, as on any date of computation, shall be the sum of all advances then and theretofore made to the Borrower, less all payments actually received by Lender in satisfaction of the obligations of Borrower thereunder. Monthly payments of accrued interest on the Revolving Credit Note shall be due commencing on the first (1st) day of each month after a draw and continuing thereafter on any outstanding balances of principal and any accrued and unpaid interest until July 1, 2006, at which time, if the Revolving Credit Note is not sooner paid or the Borrower does not otherwise elect to exercise its renewal option as set forth in Section 1.8 below, all unpaid principal and accrued interest shall be due and payable in full and the Revolving Credit Note shall mature. Subject to the provisions of Section 1.2 and this Section 1.3 of this Agreement, and the applicable provisions of the other Loan Documents, until the Maturity Date, Borrower may borrow, pay, prepay in whole or in part and reborrow, so long as not more than the Revolving Credit Limit is outstanding at any one time, it being understood that the Revolving Loan is a revolving loan and it is expressly contemplated that by reason of prepayments, there may be times when no obligation is owing, but notwithstanding such occurrences, the obligation to loan shall remain valid as to loans or advances made subsequent to such occurrences. The Term Note and the Revolving Credit Note are sometimes hereinafter referred to collectively as the "Notes," and the loans evidenced by the Term Note and the Revolving Credit Note are sometimes hereinafter referred to collectively as the "Loans."

1.3 Prepayment. Borrower may prepay the Notes in full at any time. Partial prepayments shall not be permitted on the Term Note, and any partial prepayments of the Revolving Credit Note shall be in a minimum amount of at least One Hundred Fifty Thousand Dollars ($150,000.00). In order for Borrower to prepay either of the Notes, it must provide two Business Days prior written notice to Lender, plus pay all interest on the prepaid portion of the Loan then accrued and unpaid. Such notice shall specify (i) such date of prepayment, (ii) the principal amount of the Note to be prepaid on such date and (iii) the amount of unpaid interest to accrue on such Note to the date of such prepayment.

1.4 Interest. (a) The principal balance of the Notes outstanding from time to time shall bear interest from the date hereof, at the rate of the Prime Rate plus six percent (6%) (the initial rate of interest being 11.25%); provided, however, the rate of interest which the Notes bear shall be adjusted on the first day of each calendar month of the term of the Notes to reflect the Prime Rate as of the last date of the previous calendar month (the "Applicable Rate"). As an example of the foregoing, the interest rate shall be adjusted on January 1, 2005 to reflect the Prime Rate as of December 31, 2004. "Prime Rate" shall mean the interest rate as announced or published from time to time by Wells Fargo Bank, N.A. as its prime rate of interest for commercial loans, which Borrower acknowledges may not be the best or lowest rate of interest offered by Wells Fargo Bank, N.A. In the event Wells Fargo Bank, N.A. discontinues the use or publication of the Prime Rate, then Lender, its assigns or successors shall establish and use a new prime rate disclosed to the Borrower which closely approximates the "Prime Rate" as defined above. Notwithstanding the foregoing, in no event shall the Prime Rate (defined hereafter) ever be less than five point two five percent (5.25%), and if the Prime Rate is at any time less than five point two five percent (5.25%), then the Prime Rate shall be deemed to be at least five point two five percent (5.25%) during such time.

(b) Past due principal of, and interest on, the Notes shall bear interest at a rate per annum at all times equal to the Highest Lawful Rate. In addition, in the event Borrower shall fail to make a payment when due on the applicable due date and such amount remains outstanding for more than ten (10) days after such due date, Borrower shall pay to Lender a late payment fee equal to five percent (5%) of the amount of the past due installment of principal and interest.

(c) All interest on each Note shall be calculated on a 360 day year, 30-day month basis, unless such computation would cause interest on such Note to exceed the Highest Lawful Rate, in which event interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

(d) Notwithstanding the foregoing, if during any period an applicable loan rate exceeds the Highest Lawful Rate, the rate of interest in effect on the Notes shall be limited to the Highest Lawful Rate during such period, but at all times thereafter the rate of interest in effect on the Notes shall be the Highest Lawful Rate until the total amount of interest accrued on the Notes is equal to the total amount of interest which would have accrued on the Notes if such applicable loan rate had at all times been in effect.

1.5 Credit Origination Fee. The Borrower is paying to the Lender a credit origination fee for the Term Note in the amount of $10,000 which is equal to one percent (1%) of the original principal amount of the Term Note. Upon the closing of the transactions contemplated by this Agreement, the Borrower is paying to the Lender a credit origination fee for the Revolving Credit Note in the amount of $38,000 which is equal to two percent (2%) of the original principal amount of the Revolving Credit Note.

1.6 Security Agreement and Deposit Account Debits. Under the terms of that certain Security Agreement attached hereto as Exhibit C, Borrower has assigned to Lender and granted to Lender a security interest in and lien upon all of Borrower's assets (other than the "Excluded Assets," as defined below), including, without limitation, all of Borrower's inventory; all accounts, accounts receivable, contract receivables, contract rights, and general intangibles; all equipment, including all furniture, furnishings, machinery, storage shelves and other goods used in the conduct of Borrower's business; all proceeds and products of Borrower's assets; and any and all other assets of Borrower, whether now owned or hereafter acquired. Borrower is not granting, and Lender shall not have a security interest in, the following assets of Borrower (the "Excluded Assets"): the capital stock of Reliability Singapore, Pte. Ltd.; that certain real property and improvements located at Eno Industrial Park, 3427 Industrial Drive, Durham, North Carolina; and (ii) an amount of up to $300,000 of marketable securities maintained in Borrower's portfolio account #WB2521604 at UBS Financial Services. The assets of Borrower to which such Security Agreement grants a security interest and lien in and upon includes all deposit accounts of Borrower (other than the account amounts included in the Excluded Assets), any cash balances from time to time credited to such deposit accounts, and any and all proceeds thereof (the "Borrower Deposit Accounts"). As further set forth in the Security Agreement, Borrower hereby grants to Lender the right to obtain payment of all amounts due under the Term Note (and for any other payments under the Loan Documents) by ACH on a monthly basis on or about the first day of each month commencing February 1, 2005. All past due and accrued interest on the Revolving Credit Note shall be and become principal and shall bear interest at the Applicable Rate. Upon either (i) the option of the Lender, in its sole discretion, upon forty eight (48) hours' prior notice to Borrower, or (ii) upon the Lender's receipt of a written request from the Borrower received at least five Business Days' prior to the expiration of any given month during the term of the Revolving Credit Note, the Lender may obtain payment of the monthly interest due on the Revolving Credit Note by ACH on the first day of the next succeeding month. In the event there are insufficient funds in such account to fund the required amounts of principal and interest under the Notes or to fund any other amounts due under the Loan Documents, Borrower shall incur and pay to Lender an insufficient funds charge equal to $50 per each ACH transaction, together with any and all other interest and penalties due under the Notes or the Loan Documents. In addition, Borrower shall have executed (and shall have obtained the written agreement and acknowledgment from each of its depositories in which it maintains a deposit account) the form of Deposit Account Control Agreement attached hereto as Exhibit E.

1.7 Deed of Trust and Security Agreement. The Notes shall be secured by a first lien on all of Borrower's assets (other than the Excluded Assets), including all real property and improvements , furniture, fixtures (including any and all cranes), all as more fully set forth in that certain Security Agreement attached hereto as Exhibit C and that certain Deed of Trust, Security Agreement and Assignment of Rents attached hereto as Exhibit D (referred to herein as the "Deed of Trust") of even date herewith from Borrower to Lender, including the real property and improvements located at 16400 Park Row, Houston, Texas more particularly described in the Deed of Trust, together with the buildings, improvements, and fixtures now or hereafter erected thereon and such other property, all defined in such Deed of Trust, to which reference is here made for all purposes (as defined in the Deed of Trust, the "Land" and the "Improvements"). Borrower agrees that all real property taxes for the year 2004 shall have been paid in full either prior to the closing of the Term Note or from the proceeds of the Term Note, and, as of the date of this Agreement, Borrower has made all premium payments on Borrower's "All Risk" and general liability insurance. In addition, upon an Event of Default and while such Event of Default is continuing, Lender may require that Borrower escrow an amount equal to the estimated property taxes for such current year divided by twelve (12) times the number of months expired since January 1 of such year to the date of the Event of Default and three (3) months' of premium payments on the Borrower's "All Risk" and general liability insurance. Upon an Event of Default and while such Event of Default is continuing, the Borrower will permit Lender the right to obtain payment by ACH on a monthly basis on or about the first day of each month an amount at least equal to one-twelfth (1/12th) of the estimated real estate taxes. Borrower shall provide, prior to the closing of the transactions contemplated hereby and at upon the request of Lender thereafter, evidence satisfactory to Lender that Borrower has prepaid all premium payments for at least three (3) months from and after the date hereof on the Borrower's "All Risk" and general liability insurance. Upon an Event of Default and while an Event of Default is continuing, Borrower will permit Lender the right to obtain payment by ACH on a monthly basis to ensure that such amounts of insurance premiums are available.

1.8 Renewal Option.

(a) Lender hereby grants to Borrower the right to renew and extend the payment of the Term Note for a period of up to twelve (12) months from and after July 1, 2006 , upon the satisfaction of the following conditions: (i) on or before June 1, 2006, Borrower provides Lender a written request to renew and extend the payment of the Term Note; (ii) no Event of Default shall have occurred and be continuing, or would result from such extension; (iii) all of the representations and warranties contained in this Agreement shall be true and correct on and as of the date of any such extension; (iv) Borrower pays to Lender a fee equal to two percent (2%) of the original principal amount of the Term Note; and (v) Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

(b) Lender hereby grants to Borrower the right to renew and extend the payment of the Revolving Credit Note for a period of up to twelve (12) months from and after July 1, 2006, upon the satisfaction of the following conditions: (i) on or before June 1, 2006, Borrower provides Lender a written request to renew and extend the payment of the Revolving Credit Note; (ii) no Event of Default shall have occurred and be continuing, or would result from such extension; (iii) all of the representations and warranties contained in this Agreement shall be true and correct on and as of the date of any such extension; (iv) Borrower pays to Lender a fee equal to two percent (2%) of the original principal amount of the Revolving Credit Note; and (v) Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

2. Conditions.

2.1 Initial Advances under Loans. The obligation of the Lender to fund the Advance under the Term Note and to make the initial Advance under the Revolving Credit Note are subject to and conditioned upon the accuracy of all representations and warranties of the Borrower on the date of this Agreement, to the performance by the Borrower of its obligations under the Loan Documents and to the receipt by the Lender of each of the following: (a) the Term Note, the Revolving Credit Note, the Deed of Trust, the Security Agreement, and the Assignment of Rents, executed by the Borrower and any other applicable parties; (b) a certificate executed by the President, or other applicable representative of the Borrower, dated as of the date hereof as to (1) the resolutions of Borrower authorizing the execution, delivery and performance of the Loan Documents to which such entities are a party, (2) the incumbency and signatures of the officers of such entities executing such Loan Documents, and (3) the Organizational Documents of Borrower; (c) a certificate from the Secretary of State of Texas as to the continued existence of the Borrower; (d) a certificate from the Comptroller of the State of Texas as to the continued good standing of the Borrower; (e) a certificate as to the due qualification and good standing of the Borrower from the appropriate public official of each State where the Borrower is qualified to do business; (f) a Deposit Account Control Agreement signed by Borrower, and agreed and acknowledged by their applicable depositories in which they maintain a deposit account; (g) a Mortgagee Title Policy on the Land and Improvements in an amount not less than $3,000,000, with such title company as Lender shall approve; (h) an appraisal of the Property in form and substance satisfactory to the Lender; (i) such environmental and engineering reports and studies, in such form and substance as shall be satisfactory to Lender; (j) evidence satisfactory to the Lender as to the priority of the security interests created by the Security Documents; (i) a favorable opinion of counsel to Borrower in such form and substance as may be reasonably required by Lender; and (j) to the further condition that, at the time of the Loan, all legal matters incident to the transactions herein contemplated shall be satisfactory to Weycer, Kaplan, Pulaski & Zuber, P.C., counsel for the Lender

2.2 Additional Advances. The obligation of the Lender to make any additional Advances under the Revolving Credit Note or otherwise under this Loan Agreement is subject to the following additional conditions precedent: (a) the Borrower shall give the Lender at least three (3) Business days prior notice of each Advance by means of an Advance Request Form in the form attached as Exhibit F containing the information required therein. The Lender at its option may from time to time accept telephonic requests for Advances, provided such acceptance shall not constitute a waiver of the Lender's right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender; (b) any Advances under the Revolving Credit Note must be in increments of at least $150,000.00; (c) no Event of Default shall have occurred and be continuing, or would result from such Advance; (d) all of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date and Borrower shall be in compliance with all of the covenants and agreements in the Loan Documents; and (e) the Lender shall have received such additional approvals, or other documents as the Lender or its legal counsel may reasonably request. . Subject to all of the foregoing conditions being satisfied, Lender agrees to advance the requested funds within forty-eight (48) hours.

3. Representations and Warranties.

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants as follows:

3.1 Organization. The Borrower is duly incorporated, validly existing and in good standing under the laws of the state of Texas; has all requisite corporate power and authority to conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state where because of the nature of such entities activities or Property, such qualification is required.

3.2 Financial Statements. The financial statements of Borrower at December 31, 2003 and September 30, 2004 (the "Financial Statements") delivered to the Lender fairly present, in all material respects, in accordance with Generally Accepted Accounting Principles, the financial condition and the results of operations of Borrower as of the dates and for the periods indicated. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of Borrower since the dates of such Financial Statements. Borrower is not subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs, other than as disclosed in financial statements previously delivered by the Borrower to the Lender. The Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as reflected in such Financial Statements.

3.3 Enforceable Obligations: Authorization. The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate action; are within the power and authority of Borrower; do not and will not contravene or violate any Legal Requirement or the Organizational Documents of Borrower; do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which Borrower or any of its Property may be bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of Borrower except as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained. Except as otherwise expressly stated in the Security Documents, the Liens of the Security Documents will constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever.

3.4 Other Debt. The Borrower is not in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party.

3.5 Litigation. Except as heretofore disclosed to the Lender in writing, there is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, nor any outstanding judgment, order or decree affecting, the Borrower before or by any governmental authority. The Borrower is not in default with respect to any judgment, order or decree of any governmental authority applicable to Borrower.

3.6 Title. The Borrower has good and marketable title to the Property, free and clear of all Liens other than those expressly permitted by this Agreement.

3.7 Taxes. The Borrower has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being diligently contested in good faith.

3.8 Regulation U. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

3.9 Subsidiaries. Other than Reliability Singapore, Pte.Ltd., the Borrower does not have any subsidiaries.

3.10 Permits. Licenses. Etc. The Borrower possesses all permits, licenses, franchises, patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct its business.

3.11 Public Utility Holding Company Act Not Applicable. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or an affiliate of a "subsidiary company" of a "holding company", as such terms or defined in the Public Utility Holding Company Act of 1935, as amended.

3.12 ERISA. Except for any 401(k) plans, the Reliability Incorporated Medical & Life Group Insurance Plan, the Reliability Incorporated Long Term Disability Income Plan, and the Reliability Incorporated Flexible Employer Benefit Plan, the Borrower does not have any Plans subject ERISA.

3.13 Environmental Matters. Except as is specifically set forth on Schedule 3.13 attached hereto:

(a) The Borrower and all of its properties, assets, and operations are in full compliance with all Environmental Laws as are currently in effect. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower with all Environmental Laws;

(b) The Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws as are currently in effect, and all such permits are in good standing and the Borrower is in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from any of the properties or assets of the Borrower. The use which the Borrower makes and intends to make of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Material on, in, or from any of its properties or assets;

(d) None of the Borrower's currently or, to the knowledge of Borrower, previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any governmental authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws as are currently in effect, (ii) any remedial action, or (iii) any liabilities arising from a release or threatened release under any Environmental Laws as are currently in effect;

(e) There are no conditions or circumstances associated with the currently or, to the knowledge of Borrower, previously owned or leased properties or operations of the Borrower that could reasonably be expected to give rise to any liabilities under any Environmental Laws as are currently in effect;

(f) The Borrower is not a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. S 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower is in compliance with all applicable financial responsibility requirements of all Environmental Laws as are currently in effect;

(g) The Borrower has filed or not failed to file any notice required under applicable Environmental Laws as are currently in effect reporting a release; and

(h) No Lien arising under any Environmental Law as are currently in effect has attached to any property or revenues of the Borrower.

3.14 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, financial condition, operations, or properties of the Borrower that has not been disclosed in writing to the Lender.

3.15 Survival of Representations, Etc. All representations and warranties made by the Borrower in connection with each Loan shall survive the delivery of the Note and the execution of this Loan Agreement. All statements made by or on behalf of the Borrower in any Loan Document (or in any exhibit or schedule thereto) shall constitute representations and warranties of the Borrower hereunder.

4. Affirmative Covenants.

The Borrower covenants and agrees with the Lender that prior to the termination of this Agreement it will do, and if necessary cause to be done, each and all of the following:

4.1 Taxes, Existence, Regulations, Property etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or the Property, unless and only to the extent that the same shall be contested in good faith without endangering the Lender's Lien on Collateral and reserves deemed adequate by the Lender have been established therefor; (b) do all things necessary to preserve its corporate existence, qualifications, rights and franchises in all States where such qualification is necessary or desirable; (c) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of the Property; and (d) cause the Property to be protected, maintained and kept in good repair, ordinary wear and tear and age excepted, and make all replacements and additions to the Property as may be reasonably necessary to conduct its business properly and efficiently.

4.2 Financial Statements and Information. The Borrower shall furnish to the Lender each of the following:

          copies of all tax returns, within thirty (30) days after the date of filing;

          Monthly Unaudited Financial Statements, within forty five (45) days after the end of each calendar month;

          Quarterly Unaudited Financial Statements, within forty five (45) days after the end of each calendar quarter;

          Annual Financial Statements, within ninety (90) days after the end of each calendar year; and

          by January 15 of each fiscal year of the Borrower, a budget of the Borrower for such fiscal year, including projected income statements, by quarter and capital expenditure budgets by quarter, together with such other documents, instruments, data and information of any type relating to the Accounts, Equipment or other Collateral of the Borrower and the financial condition and affairs of the Borrower as from time to time may be reasonably requested by the Lender; and

          such other information with respect to the Property, Borrower, the directors, officers, or affiliates of Borrower, which may be reasonably requested from time to time by Lender, within a reasonable time after the applicable request.

          4.3 Inspection: Lender and the agents, representatives and employees of Lender shall, subject to the rights of tenants, have full and free access to the Property and any other location where books and records concerning the Property are kept at all reasonable times for the purposes of inspecting the Property and of examining, copying and making extracts from the books and records of Borrower relating to the Property. Borrower shall lend assistance to all such agents, representatives and employees of Lender.

          4.4 Further Assurances. Borrower shall, on the request of Lender in Lender's reasonable discretion and at the expense of Borrower, promptly correct any defect, error or omission which may be discovered in the contents of any Loan Documents and promptly execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of any Loan Document or as may be deemed advisable by Lender to protect, continue or preserve the liens and security interests hereunder or thereunder, including, without limitation, security instruments, financing statements and continuation statements.

          4.5 Books and Records. The Borrower shall maintain books of record and account in accordance with Generally Accepted Accounting Principles. The Borrower's fiscal year ends on December 31 of each calendar year, and Borrower will not change its fiscal year without prior written notice to the Lender.

          4.6 Insurance. Borrower shall, at Borrower's expense, maintain in force and effect on the Property at all times while this Loan Agreement continues in effect the following insurance:

          (a) "All-risk" coverage insurance against loss or damage to the Property from all-risk perils, with any and all exclusions subject to Lender reasonable approval and otherwise satisfactory to Lender. The amount of such insurance shall be not less than two (2) times the outstanding principal and accrued interest on the Notes.

          (b) Commercial general liability insurance for personal injury, bodily injury, death and property damage liability in amounts not less than $1,000,000.00 per occurrence, $2,000,000.00 aggregate (inclusive of umbrella coverage) or such lesser amount as Lender in Lender's sole discretion may accept, for bodily injury, personal injury and property damage. Lender hereby retains the right to periodically review the amount of said liability insurance being maintained by Borrower and to require an increase in the amount of said liability insurance should Lender deem an increase to be reasonably prudent under then existing circumstances.

          (c) If the Land and Improvements or any part thereof is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to one hundred percent (100%) of the replacement cost of the Improvements or the maximum amount of flood insurance available, whichever is the lesser.

          During the period of any construction on the Land and Improvements or renovation or alteration of the Improvements, a so-called "Builder's All-Risk Completed Value" or "Course of Construction" insurance policy in non-reporting form for any Improvements under construction, renovation or alteration in an amount approved by Lender and Worker's Compensation Insurance covering all persons engaged in such construction, renovation or alteration.

All such insurance shall (i) be issued by companies approved by Lender and licensed to do business in the state where the Property is located, with a claims paying ability rating of "A-" or better by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc., (ii) contain the complete address of the Land and Improvements (or a complete legal description), (iii) be for a term of at least one (1) year, (iv) contain deductibles no greater than $10,000.00 or as otherwise required by Lender, (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, any exclusions, method by which premiums are paid and expiration dates, and (vi) Lender, its successors and assigns, shall be named as an additional co-insured under all such insurance policies.

Borrower shall as of the date hereof deliver to Lender evidence that said insurance policies have been paid current as of the date hereof and certified copies of such insurance policies and original certificates of insurance signed by an authorized agent evidencing such insurance satisfactory to Lender. Borrower shall renew all such insurance and deliver to Lender certificates evidencing such renewals at least fifteen (15) days before any such insurance shall expire. Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable to Lender, its successors and assigns, pursuant and subject to a mortgagee clause (without contribution) of standard form attached to, or otherwise made a part of, the applicable policy and that Lender, its successors and assigns, shall be named as an additional insured under all liability insurance policies. Borrower further agrees that all such insurance policies: (i) shall provide for at least thirty (30) days' prior written notice to Lender prior to any cancellation or termination thereof and prior to any modification thereof which affects the interest of Lender; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance; and (iii) shall either name Lender as an additional insured or waive all rights of subrogation against Lender. The delivery to Lender of the insurance policies or the certificates of insurance as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the indebtedness secured hereby. In the event of foreclosure of under the Deed of Trust, or other transfer of title to the Property in extinguishment in whole or in part of the secured indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other transferee in the event of such other transfer of title. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the policies of insurance required by the Deed of Trust or evidence of their renewal as required herein, Lender may, but shall not be obligated to, procure such insurance and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Interest Rate (as defined in the Notes) from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender. Any amounts so advanced by Lender, together with interest thereon, shall be secured by the Deed of Trust and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Notes. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

4.7 Notice of Certain Matters. Notify the Lender immediately upon acquiring knowledge of the occurrence of any of the following: the institution or threatened institution of any lawsuit or administrative proceeding affecting the Borrower; the occurrence of any material adverse change in the assets, liabilities, financial condition, business or affairs of the Borrower; or the occurrence of any Event of Default or any Default. The Borrower will notify the Lender in writing at least thirty (30) Business Days prior to the date that the Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

4.8 Environmental Matters: Indemnification.

(a) Borrower shall keep or cause the Property to be kept free from Hazardous Materials (except those substances used by Borrower in the ordinary course of its business as disclosed on Schedule 3.13, or added in the ordinary course of business, and in compliance with all Environmental Laws) and in full compliance with all Environmental Laws, shall not install or use any underground storage tanks, shall expressly prohibit the use, generation, handling, storage, production, processing and disposal of Hazardous Materials by any tenants, invitees and trespassers, and, without limiting the generality of the foregoing, during the term of this Loan Agreement or the Deed of Trust, shall not install in the Improvements (as defined in the Deed of Trust) or permit to be installed in the Improvements asbestos or any substance containing asbestos. If Borrower is required to or voluntarily provides notice of any additional Hazardous Materials to any federal agency or to any agency of the State of Texas, Borrower shall also promptly notify Lender of such additional Hazardous Materials.

(b) Borrower shall promptly notify Lender if Borrower shall become aware of (i) any Release or threatened Release of Hazardous Materials at, on, under, from or affecting or threatening to affect the Property (except those substances used by Borrower or tenants in the ordinary course of their business or activities, respectively, and in compliance with all Environmental Laws), (ii) any lien or filing of lien, action or notice affecting or threatening to affect the Property or Borrower resulting from any violation or alleged violation of Environmental Law, (iii) any investigation, inquiry or proceeding concerning Borrower or the Property pursuant to any Environmental Law or otherwise relating to Hazardous Materials, or (iv) any occurrence, condition or state of facts which would render any representation or warranty in this Section incorrect in any respect if made at the time of such discovery. Further, immediately upon receipt of the same, Borrower shall deliver to Lender copies of any and all orders, notices, permits, applications, reports, and other communications, documents and instruments pertaining to the actual, alleged or potential non-compliance with any Environmental Laws in connection with the Property or presence or existence of any Hazardous Materials at, on, about, under, within, near or in connection with the Property (except those substances used in the ordinary course of its business and in compliance with all Environmental Laws). Borrower shall, promptly and when and as required, at Borrower's sole cost and expense, take all actions as shall be necessary or advisable for compliance with the terms of this Section 4.8 or for the remediation of any and all portions of the Property or other affected property, including, without limitation, all investigative, monitoring, removal, containment, remedial and response actions in accordance with all applicable Environmental Laws (and in all events in a manner reasonably satisfactory to Lender) and, to the extent applicable in accordance with Remedy Standard A [30 TEX. ADMIN. CODE, Chapter 350] to the extent required by the Texas Commission on Environmental Quality, and shall further pay or cause to be paid, at no expense to Lender, all remediation, response, administrative and enforcement costs of applicable governmental agencies which may be asserted against the Property. In the event Borrower fails to do so (1) Lender may, but shall not be obligated to, undertake remediation at the Property or other affected property necessary to bring the Property into conformance with the terms of Environmental Laws, and (2) Borrower hereby grants to Lender and its agents and employees access to the Property and a license to do all things Lender shall deem reasonably necessary to bring the Property into conformance with Environmental Laws (including Remedy Standard A). Any and all costs and expenses reasonably incurred by Lender in connection therewith, together with interest thereon at the Default Interest Rate (as defined in the Notes) from the date incurred by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by the Deed of Trust and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Notes. BORROWER COVENANTS AND AGREES, AT BORROWER'S SOLE COST AND EXPENSE, TO INDEMNIFY, DEFEND (AT TRIAL AND APPELLATE LEVELS, AND WITH ATTORNEYS, CONSULTANTS AND EXPERTS ACCEPTABLE TO LENDER), AND HOLD LENDER HARMLESS FROM AND AGAINST ANY AND ALL LIENS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, SETTLEMENT PAYMENTS, PENALTIES, ASSESSMENTS, CITATIONS, DIRECTIVES, CLAIMS, LITIGATION, DEMANDS, DEFENSES, JUDGMENTS, SUITS, PROCEEDINGS, COSTS, DISBURSEMENTS AND EXPENSES OF ANY KIND OR OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS', CONSULTANTS' AND EXPERTS' FEES AND DISBURSEMENTS ACTUALLY INCURRED IN INVESTIGATING, DEFENDING, SETTLING OR PROSECUTING ANY CLAIM, LITIGATION OR PROCEEDING) WHICH MAY AT ANY TIME BE IMPOSED UPON, INCURRED BY OR ASSERTED OR AWARDED AGAINST LENDER OR THE PROPERTY, AND ARISING DIRECTLY OR INDIRECTLY FROM OR OUT OF: (A) THE PRESENCE, RELEASE OR THREAT OF RELEASE OF ANY HAZARDOUS MATERIALS ON, IN, UNDER, AFFECTING OR THREATENING TO AFFECT ALL OR ANY PORTION OF THE PROPERTY OR ANY SURROUNDING AREAS, REGARDLESS OF WHETHER OR NOT CAUSED BY OR WITHIN THE CONTROL OF BORROWER; (B) THE VIOLATION OF ANY ENVIRONMENTAL LAWS RELATING TO OR AFFECTING OR THREATENING TO AFFECT THE PROPERTY, WHETHER OR NOT CAUSED BY OR WITHIN THE CONTROL OF BORROWER; (C) THE FAILURE BY BORROWER TO COMPLY FULLY WITH THE TERMS AND CONDITIONS OF THIS SECTION 4.8; (D) THE BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS SECTION 4.8; OR (E) THE ENFORCEMENT OF THIS SECTION 4.8, INCLUDING, WITHOUT LIMITATION, THE COST OF ASSESSMENT, CONTAINMENT AND/OR REMOVAL OF ANY AND ALL HAZARDOUS MATERIALS ON AND/OR FROM ALL OR ANY PORTION OF THE PROPERTY OR ANY SURROUNDING AREAS, THE COST OF ANY ACTIONS TAKEN IN RESPONSE TO THE PRESENCE, RELEASE OR THREAT OF RELEASE OF ANY HAZARDOUS MATERIALS ON, IN, UNDER OR AFFECTING ANY PORTION OF THE PROPERTY OR ANY SURROUNDING AREAS TO PREVENT OR MINIMIZE SUCH RELEASE OR THREAT OF RELEASE SO THAT IT DOES NOT MIGRATE OR OTHERWISE CAUSE OR THREATEN DANGER TO PRESENT OR FUTURE PUBLIC HEALTH, SAFETY, WELFARE OR THE ENVIRONMENT, AND COSTS INCURRED TO COMPLY WITH THE ENVIRONMENTAL LAWS IN CONNECTION WITH ALL OR ANY PORTION OF THE PROPERTY OR ANY SURROUNDING AREAS. THE INDEMNITY SET FORTH IN THIS SECTION 4.8 SHALL ALSO INCLUDE ANY DIMINUTION IN THE VALUE OF THE SECURITY AFFORDED BY THE PROPERTY OR ANY FUTURE REDUCTION IN THE SALES PRICE OF THE PROPERTY BY REASON OF ANY MATTER SET FORTH IN THIS SECTION 4.8, AND ANY AND ALL LIENS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, SETTLEMENT PAYMENTS, PENALTIES, ASSESSMENTS, CITATIONS, DIRECTIVES, CLAIMS, LITIGATION, DEMANDS, DEFENSES, JUDGMENTS, SUITS, PROCEEDINGS, COSTS, DISBURSEMENTS OR EXPENSES OF ANY KIND OR OF ANY NATURE WHATSOEVER ARISING OUT OF OR RELATING TO INJURY OR DEATH DUE TO EXPOSURE FROM HAZARDOUS MATERIALS THAT MAY BE PRESENT OR RELEASED AT, ON, UNDER OR FROM THE PROPERTY. LENDER'S RIGHTS UNDER THIS SECTION SHALL SURVIVE PAYMENT IN FULL OF THE INDEBTEDNESS SECURED HEREBY AND SHALL BE IN ADDITION TO ALL OTHER RIGHTS OF LENDER UNDER THIS LOAN AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS.

(c) Upon Lender's request, at any time after the occurrence of a default hereunder or at such other time as Lender has reasonable grounds to believe that Hazardous Materials are or have been handled, generated, stored, processed, transported to or from, or released or discharged from or disposed of on or around the Property (other than in the normal course of Borrower's or the tenants' business or activities, respectively, and in compliance with all Environmental Laws) or that Borrower, any tenant or the Property may be in violation of Environmental Laws, Borrower shall provide, at Borrower's sole cost and expense, an environmental site assessment or environmental compliance audit of the Property prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Lender to determine (i) whether there has been a Release or threatened Release of Hazardous Materials at, on, under, or from the Property onto adjoining properties, and (ii) if the Property is in full compliance with Environmental Laws (including as to asbestos containing material and lead-based paint). If Borrower fails to provide such assessment or audit within thirty (30) days after such request, Lender may order the same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such assessment or audit. The cost of such assessment or audit, together with interest thereon at the Default Interest Rate (as defined in the Notes) from the date incurred by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by the Deed of Trust and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Notes.

(d) Without limiting the foregoing, Lender and its authorized representatives may, during normal business hours and at its own expense, inspect the Property and Borrower's records related thereto for the purpose of determining compliance with Environmental Laws and the terms and conditions of this Section  4.8.

(e) As used herein, the term "Release" or "Released" shall include, without limitation, any intentional or unintentional placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning of any Hazardous Materials that is a violation of Environmental Laws.

4.9 Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency.

4.10 General Information. Promptly, such other information concerning the Borrower as the Lender may from time to time reasonably request.

5. Negative Covenants.

The Borrower covenants and agrees with the Lender that prior to the termination of this Agreement none of such entities will do or permit to be done any of the following without the prior written consent of the Lender:

5.1 Indebtedness; Loans. Create, incur, suffer or permit to exist, or assume, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Indebtedness to the Lender; (b) current accounts payable and unsecured current liabilities (not the result of borrowing), to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms and accrued as deferred liabilities in the ordinary course of business listed on a balance sheet in accordance with GAAP (as hereinafter defined) and restructuring costs under GAAP; (c) intercompany indebtedness to Reliability Singapore, Pte. Ltd. arising in the normal and ordinary course of business; (d) loans secured by the Excluded Assets, provided that with respect to any loan secured by that certain real property and improvements located at Eno Industrial Park, 3427 Industrial Drive, Durham, North Carolina, any such lender secured by such real property and improvements shall have entered into a satisfactory subordination agreement with Lender; and (e) loans secured by liens to which Lender has subordinated under Section 5.2. In addition, Borrower shall not make any loans or advances other than (i) advances to suppliers in the ordinary course of its business, and travel and other related expenses to employees, agents and representatives in the ordinary course of business; and (ii) intercompany loans to Reliability Singapore, Pte. Ltd. in the ordinary and usual course of business.

5.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Property; provided, however, that Lender agrees to enter into any reasonably satisfactory subordination agreement with any other lender of Borrower whereby Lender would subordinate its Lien against Borrower's inventory, equipment, receivables, and other assets and take a second Lien on such assets, provided that in no event will Lender subordinate its first and prior lien to the Land and Improvements.

5.3 Stock Issuances and Charter Documents. (a) Permit a "Change of Control" of the Borrower, or (b) amend or otherwise modify its corporate charter or otherwise change its capital structure. As used herein, "Change of Control" shall mean: the (i) acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Securities Exchange Act of 1934) of more than one-half of the voting rights or equity interests in the Borrower; or (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Borrower or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company's voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Borrower; or (iii) the occurrence of any of the foregoing transactions in which the change in percentage ownership of the voting power of Borrower is less than 50%, but the persons comprising a majority of the board of directors of the Borrower after such transaction are not the same persons as immediately prior to such transaction.

5.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve; (b) acquire all or substantially all of the assets of any Person other than an Affiliate that was an Affiliate prior to the signing of this Loan Agreement or any shares of stock of or similar interest in any other Person other than such Affiliate; or (c) create or acquire any subsidiary.

5.5 Redemption, Dividends and Distributions. (a) Redeem, call, purchase, retire or otherwise acquire, directly or indirectly, any shares of its common or preferred stock or membership interests; (b) pay any dividend (except to the extent necessary for the shareholders or members to pay all federal income taxes on any pass-through income of the business that are attributable to such shareholders or members); or (c) make any other payments or distributions of any Property or cash, or pay any fees, to any stockholders as such.

5.6 Nature of Business: Management. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged, or permit any change of any two (2) of its chief executive officer, chief operating officer and its chief financial officer.

5.7 Transactions with Related Parties. Enter into any transaction or agreement with any officer, director or holder of any outstanding capital stock of Borrower (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

5.8 Changes in Accounting Methods. Make any material change in its accounting method as in effect on the date of this Agreement or change its fiscal year unless such changes are required in conformity with Generally Accepted Accounting Principles ("GAAP") and, in such event, such entity will give prior written notice of each such change to Lender.

6. Events of Default and Remedies.

6.1 Events of Default. If any of the following events shall occur, then the Lender may do any or all of the following: (1) without notice to the Borrower, declare the Notes to be, and thereupon the Notes shall forthwith become, immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) accelerate the Maturity Date of the Notes to a date as early as the date of the notice; (3) exercise its rights of offset against each Account over which it has control under the Security Agreements and all other Property of Borrower in the possession of the Lender, which right is hereby granted by each of Borrower to the Lender; and (4) exercise any and all other rights pursuant to the Loan Documents:

(a) The Borrower shall fail to pay any principal of or interest on the Notes, any obligations of Borrower under this Agreement, or the Borrower shall otherwise fail to pay when due any other amount under the Loan Documents when due; or

(b) The Borrower (i) shall fail to pay at maturity, or within any applicable period of grace, any principal of or interest on any other permitted indebtedness or any other borrowed money obligation or shall fail to observe or perform any term, covenant or agreement contained in any agreement or obligation by which it is bound, or (ii) is in default under or in violation of any Legal Requirement; or

(c) Any representation or warranty made in any Loan Document shall prove to have been incorrect, false or misleading; or

(d) A final judgment for the payment of money in excess of $50,000.00 shall be rendered against the Borrower and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed; or

(e) The Borrower or any other Person shall claim, or any court shall find or rule, that the Lender does not have a valid Lien as provided for herein on any security which may have been provided by the Borrower or such other Person; or

(f) The sale, encumbrance or abandonment (except as otherwise expressly permitted by this Agreement) of any of the Collateral or the loss, theft, substantial damage, or destruction of any material portion of the Collateral; or the making of any levy, seizure or attachment thereof or thereon; or

(g) Any order shall be entered in any proceeding against the Borrower decreeing the dissolution, liquidation or split-up thereof; or

(h) The failure to duly keep, observe or perform any covenants contained in this Agreement or any of the Loan Documents, or occurrence of any other breach or default or Event of Default under this Agreement or any other Loan Document; or

(i) Any material adverse change shall occur in the assets, financial condition, business, operations, affairs or circumstances of the Borrower; or

(j) The Borrower shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(k) Any such petition or application shall be filed or any such proceeding shall be commenced against the Borrower and such entity by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of the Borrower or any Guarantor or granting relief to the Borrower;

(l) The Borrower shall fail generally to pay its debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property; or

(m) The Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of the Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of the Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of the Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid;

(n) The appraised value of the Land and Improvements (as defined in the Deed of Trust) should at any time be valued at less than two (2) times the total amount of principal and accrued and unpaid interest due and outstanding under the Notes, as determined by an appraisal approved and accepted by Lender in its sole and absolute discretion;

(o) Borrower abandons all or a portion of the Land;

(p) The holder of any lien or security interest on the Property (without implying the consent of Lender to the existence or creation of any such lien or security interest), whether superior or subordinate to the Deed of Trust or any of the other Loan Documents, declares a default and such default is not cured within any applicable grace or cure period set forth in the applicable document or such holder institutes foreclosure or other proceedings for the enforcement of its remedies thereunder; or

(q) The Property, or any part thereof, is subjected to actual or threatened waste or to removal, demolition or material alteration so that the value of the Property is materially diminished thereby and Lender determines (in its subjective determination) that it is not adequately protected from any loss, damage or risk associated therewith.

6.2 Remedies Cumulative. No remedy, right or power conferred upon the Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

7. Miscellaneous.

7.1 No Waiver. No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any Loan Document shall be effective unless the same is in writing and signed by the Person against whom such amendment is sought to be enforced. No notice to or demand on the Borrower or any other Person shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances.

7.2 Notices. All notices under the Loan Documents shall be in writing and either (i) delivered against receipt therefor, or (ii) mailed by registered or certified mail, return receipt requested, in each case addressed as follows:

(a) If to the Borrower, to:

Reliability Incorporated

16400 Park Row

Houston, Texas 77084

Attention: Larry Edwards, President

With copies to:

Gail J. McDonald

Winstead, Sechrest & Minick, P.C.

910 Travis Street, Suite 2400

Houston, Texas 77002

(b) If to the Lender, to:

Briar Capital, L.P.

1500 City West, Suite 225

Houston, Texas 77242

Attention: Steve Rosencranz

with copies to:

Robert Beasley

Weycer, Kaplan, Pulaski & Zuber, P.C.

1400 Summit Tower

Eleven Greenway Plaza

Houston, Texas 77046

or to such other address as a party may designate. Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day); however, the notices required or permitted by this Agreement hereof shall be effective only when actually received by the Lender.

7.3 Governing Law. Unless otherwise specified therein, each Loan Document shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America. Borrower hereby irrevocably agrees that any legal proceeding against the Lender arising out of or in connection with this Agreement or the other Loan Documents shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division.

7.4 Survival; Parties Bound. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Loan Documents, shall not be affected by any investigation made by any Person, and shall bind the Borrower and its heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Lender, provided that the undertaking of the Lender hereunder to make Loans to the Borrower shall not inure to the benefit of any successor or assign of the Borrower. The term of this Agreement shall be until the final maturity of the Notes and the payment of all amounts due under the Loan Documents.

7.5 Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

7.6 Usury Not Intended; Refund of Any Excess Payments. It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Highest Lawful Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this Agreement. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) treat all Loans as but a single extension of credit, (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest if such is permitted by applicable law, (c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term of the Loans. The provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.

7.7 Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

7.8 Expenses; Indemnification. Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower shall pay on demand all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for the Lender) in connection with the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification and supplementing of the Loan Documents and the making and collection of the Loans. The obligations of the Borrower under this and the following Section shall survive the termination of this Agreement and/or the payment of the Note. To the extent not prohibited by applicable law, the Borrower will pay all reasonable costs and expenses and reimburse the Lender for any and all reasonable expenditures of every character incurred or expended from time to time, regardless of whether or not a Default or an Event of Default shall have occurred, in connection with (a) the Lender's evaluating, monitoring, administrating and protecting any Collateral and (b) the Lender's creating, perfecting and realizing upon the Lender's Liens on any Collateral, and all costs and expenses relating to the Lender's exercising any of its rights and remedies hereunder or under any of the Loan Documents or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of any Collateral and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection with it; provided, that no right or option granted by the Borrower to the Lender or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on the Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection with it for the benefit of the Borrower or any other person or entity other than the Lender. The Borrower agrees to indemnify, defend and hold the Lender, its directors, officers, agents, attorneys, advisor and employees (collectively "Indemnified Parties") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement), regardless of whether the same was caused in whole or in part by the negligence of any of the Indemnified Parties, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from this Agreement, any of the Loan Documents or any transaction or event contemplated herein or therein (other than those which arise by reason of the gross negligence or willful misconduct of the Indemnified Party or the breach by Indemnified Party of Section 7.16 of this Loan Agreement). If any person or entity (including, without limitation, the Borrower or any of its affiliates) ever alleges gross negligence or willful misconduct by an Indemnified Party, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement at such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. Any amount to be paid hereunder by the Borrower to the Lender shall be a demand obligation owing by the Borrower to the Lender and shall bear interest from the date of expenditure until paid at the Highest Lawful Rate.

7.9 Assignment and Participations. The Lender may make assignments of and sell participations in the Loans, or any portion thereof, without prior notice to the Borrower and without the Borrower's consent. Neither this Agreement, nor any of the Loan Documents, nor any of the Borrower's rights thereunder, may be assigned by the Borrower without the Lender's prior written consent.

7.10 Intentionally Deleted.

7.11 Severability. If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

7.12 DTPA WAIVER. THE BORROWER HEREBY WAIVES ALL RIGHTS, REMEDIES, CLAIMS, DEMANDS AND CAUSES OF ACTION BASED UPON OR RELATED TO THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT AS DESCRIBED IN THE TEXAS BUSINESS AND COMMERCE CODE, SECTIONS 17.41, ET. SEQ., AS THE SAME PERTAINS OR MAY PERTAIN TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE LOAN AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. IN FURTHERANCE OF SAID WAIVER, THE BORROWER HEREBY REPRESENTS AND WARRANTS TO THE LENDER THAT (A) THE BORROWER IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT; (B) THE BORROWER HAS A CHOICE OTHER THAN TO ENTER INTO SAID WAIVER IN THAT IT CAN OBTAIN THE LOANS FROM ANOTHER INSTITUTION; AND (C) THE BORROWER DOES NOT CONSIDER ITSELF TO BE IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO THE LENDER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

7.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TOGETHER CONSTITUTE A WRITTEN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7.14   Agreement Not to Trade.    Lender acknowledges that Borrower is a public company whose common stock is registered with the Securities and Exchange Commission and trades in the public market.  Pursuant to the requirements of this Agreement, Lender will have access to confidential information of Borrower not generally available to the public.  Accordingly, in order not to violate the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, Lender agrees that neither it nor its Affiliates or employees will buy or sell Borrower's common stock during the term of this Agreement.

7.15 Confidentiality.  Lender acknowledges and agrees that by reason of the requirements of this Agreement  Lender will have access to confidential and proprietary information of Borrower.  Lender agrees that all information of Borrower, including financial, business, and other information provided to Lender by Borrower and all information obtained by Lender as a result of Lender's inspection of Borrower's books, records, premises and conversations with employees of Borrower, will be kept and maintained confidential by Lender and will not be disclosed to any third person, will be used solely in connection with the Loans and will under no circumstance be utilized in connection with or disclosed to any competitor, supplier, or customer of Borrower or any person interested in buying or selling any stock of Borrower.

8. Definitions.

Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in Loan Documents have the meanings provided below.

Accounts, Chattel Paper, Deposit Accounts, Equipment, Instrument, Inventory and General Intangibles shall have the respective meanings assigned to them in the Texas Business and Commerce Code in force on the date the document using such term was executed.

Advance shall mean an advance of funds by the Lender to the Borrower pursuant to Sections 2.1 or 2.2

Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

Annual Financial Statements shall mean the annual audited financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flow for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a report of independent certified public accountants satisfactory to the Lender and consistent with audited financial statements, which shall state that such financial statements have been audited by such accountants and present fairly in all material respects the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with Generally Accepted Accounting Principles.

Business Day shall mean a day when the main office of the Lender is open for business in Houston, Texas.

Change of Control shall have the meaning given in Section 5.3.

Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents, or intended so to be, other than the Excluded Assets.

Corporation shall mean corporations, partnerships, joint ventures, joint stock associations, business trusts and other business entities.

Deed of Trust shall have the meaning given in Section 1.7.

Environmental Laws shall mean any applicable United States or Texas law, statute, ordinance, rule, regulation or determination of any pertaining to health or the environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended by the federal Superfund Amendments and Reauthorization Act and as further amended from time to time, the federal Toxic Substances Control Act, as amended, the federal Clean Water Act, as amended by the Oil Pollution Act and as further amended from time to time, the federal Safe Drinking Water Act, as amended, the federal Clean Air Act, as amended, the Resource Conservation and Recovery Act, as amended, the federal Oil Pollution Act, as amended, the Texas Water Code, as amended, the Texas Health and Safety Code, as amended, and the Texas Natural Resources Code, as amended, and all rules, regulations, orders or guidance documents now or hereafter in effect of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

Event of Default shall mean any of the events specified as an Event of Default in any Loan Document, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and Default shall mean any of such events, whether or not any such requirement has been satisfied.

Excluded Assets shall have the meaning given in Section 1.7.

Financial Statements shall have the meaning given in Section 3.2.

Financing Statements shall mean all such Uniform Commercial Code financing statements as the Lender shall reasonably require, in Proper Form, duly executed by the Borrower or others to give notice of and to perfect or continue perfection of the Lender's security interest in all Collateral.

Generally Accepted Accounting Principles shall mean, as to a particular Person, such accounting practice as conforms at the time to generally accepted accounting principles, as applied in the United States, consistently applied. Generally Accepted Accounting Principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lender, except for changes that may be required by GAAP or the Securities Exchange Commission, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a Generally Accepted Accounting Principle or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Lender.

Hazardous Materials shall mean (a) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "contaminant," "hazardous material," "solid waste" or "toxic substance" under any Environmental Laws and regulations promulgated thereunder, and (b) any material, waste or substance which is (i) petroleum, oil or a fraction thereof, (ii) asbestos containing material, (iii) polychlorinated biphenyls, (iv) formaldehyde, (v) designated as a "Class I" or "Class II" waste under Title 31 of the Texas Administrative Code, (vi) industrial wastewater, or (vii) radon gas.

Highest Lawful Rate shall have the meaning given to it in the Note.

Indebtedness shall mean and include (a) amounts classified as debt or borrowings on Borrower's Financial Statements, together with all other items which in accordance with Generally Accepted Accounting Principles would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits), (b) all guaranties, endorsements and other contingent obligations in respect of, or any obligations-to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not such Person is liable for the payment of such Indebtedness, (d) deferred liabilities, and (e) capitalized lease obligations; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Lender in trust for the payment thereof. Indebtedness shall be determined on a consolidated basis.

Land and Improvements shall have the meaning given in Section 1.7.

Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental authority.

Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

Loans shall mean each of the loans evidenced by the Term Note and the Revolving Credit Note.

Loan Documents shall mean this Agreement, the Notes, all Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to the Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Maturity Date shall mean July 1, 2006, unless extended pursuant to the terms and provisions of Section 1.8, in which event the Maturity Date shall mean the date to which the Loans (as applicable) have been extended pursuant to the terms of Section 1.8.

Monthly Unaudited Financial Statements shall mean the monthly financial statements of a Person, which statements shall include a balance sheet as of the end of each such calendar month and an income statement, subject to normal month-end adjustments, prepared by the Borrower and in material compliance with Generally Accepted Accounting Principles (other than footnotes and year end adjustments) and certified as true and correct by the chief executive officer or chief financial officer of such Person to be so prepared.

Notes shall mean, collectively, the Term Note and the Revolving Credit Note.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Lender.

Parties shall mean all Persons other than the Lender executing any Loan Document.

Person shall mean any individual, corporation, trust, unincorporated organization, Governmental authority or any other form of entity.

Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a "controlled group of corporations", as such term is defined in the Code, of which any Borrower is a part, or any such plan to which any Borrower is required to contribute on behalf of its employees.

Proper Form shall mean in form and substance reasonably satisfactory to the Lender in its sole discretion.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, including, but not limited to, all leasehold estates.

Quarterly Unaudited Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of each such calendar quarter and an income statement and a statement of cash flow for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared by the Borrower and in material compliance with Generally Accepted Accounting Principles and certified as true and correct by the chief executive officer or chief financial officer of such Person to be so prepared.

Revolving Credit Limit shall have the meaning given in Section 1.2.

Revolving Credit Note shall mean that certain promissory note of even date herewith in the original principal amount of One Million Nine Hundred Thousand and No/100 Dollars $1,900,000.00, attached hereto as Exhibit B, and payable by Borrower in favor of Lender.

Security Agreements shall mean all of the Security Agreement (as executed, amended, supplemented and/or restated from time to time), in Proper Form, in favor of the Lender covering Borrower's Equipment, Inventory, Deposit Accounts, Accounts and General Intangibles and all other property described in such security agreements, securing, without limitation, the Loan.

Security Documents shall mean this Agreement, the Deed of Trust, the Security Agreement, the Deposit Account Control Agreement, and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered by any Person (other than solely by the Lender and/or any other creditor participating in the Loans or any collateral or security therefor) in connection with, or as security for the payment or performance of, the Notes or any other indebtedness under this Agreement.

Term Note shall mean that certain promissory note of even date herewith in the original principal amount of $1,000,000.00, attached hereto as Exhibit A, and payable by Borrower in favor of Lender.

The following terms shall have the respective meanings ascribed to them in the Uniform Commercial Code as enacted and in force in the State of Texas on the date hereof: accessions, continuation statement, fixtures, proceeds, security interest and security agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

"BORROWER"

RELIABILITY INCORPORATED

By:/s/Larry Edwards

Larry Edwards, President

"LENDER"

BRIAR CAPITAL, L.P.

BY: Briar Capital General, LLC

By:/s/ Frank S. Goldberg

Frank S. Goldberg, Chairman and Chief Executive Officer

EXHIBITS

A -- Term Note

B -- Revolving Credit Note

C-- Security Agreement

D-- Deed of Trust, Security Agreement and Assignment of Rents

E -- Deposit Account Control Agreement

F--Advance Request Form

SCHEDULES

3.13 Environmental Disclosure